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                                                                   EXHIBIT 99.1


6242 Garfield Street
Cass City, Michigan 48726

                     WALBRO CORPORATION ANNOUNCES OFFERING
                       OF $100 MILLION OF TEN YEAR NOTES


CASS CITY, Michigan -- Walbro Corporation announced today an offering of $100 million in principal amount of ten year Senior Notes with a 10-1/8% coupon.
The Senior Notes are being sold at par value. The Company intends to use the net proceeds from the sale of the Senior Notes to repay bank debt. The Senior
Notes are being offered under Rule 144A. The offering is being managed by an investment bank.

No registration statement relating to the Senior Notes has been filed with the Securities and Exchange Commission and, unless so registered, the Senior Notes may not be offered or sold within the United States to, or for the account or benefit of, a U.S. person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Walbro Corporation is a designer and manufacturer of precision fuel systems and products for automotive and small engine markets. Walbro Corporation is headquartered in Cass City, Michigan, and has subsidiaries and joint ventures throughout the world, including North and South America, Europe, and Asia. Walbro common stock is traded on the Nasdaq National Market under the symbol WALB.
                                   *   *   *

For further information contact:                              L.E. Althaver
                                                                 or
                                                              M.A. Shope
                                                              Walbro Corporation
                                                              517-872-2131